PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 South Flower Street
                             Los Angeles, California

                               September 25, 2000

PIC Investment Trust
300 North Lake Avenue
Pasadena, California 91101

Ladies and Gentlemen:

     We have acted as counsel to PIC Investment Trust, a Delaware business trust (the "Company"), in connection with the issuance of an indefinite number of units of beneficial interest ("Shares") of the Provident Investment Counsel Technology Growth Fund series of Shares of the Company (the "Fund") in a public offering pursuant to a Registration Statement on Form N-1A (Registration No 33-44579), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In our capacity as counsel for the Company, we have examined the Agreement and Declaration of Trust of the Company dated December 11, 1991, as amended, the bylaws of the Company, and originals or copies of actions of the Board of Trustees of the Company, as furnished to us by the Company, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

     Based upon our examination as aforesaid, we are of the opinion that the Shares of the Fund are duly authorized and, when purchased and paid for as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP